SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240

REALNETWORKS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          No fee required.

          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

          Fee paid previously with preliminary materials.

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement no.:

         (3)  Filing Party:

         (4)  Date Filed:

2

RealNetworks 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121

May 2, 2002

Dear Shareholder:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, June 6, 2002 at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington.

      At the Annual Meeting, the shareholders will be asked to (i) elect two directors to RealNetworks’ Board of Directors, and (ii) approve the RealNetworks, Inc. 2002 Director Stock Option Plan. The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be presented at the Annual Meeting.

      The Board of Directors unanimously recommends that shareholders vote “For” these two proposals.

      Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously submitted your proxy card.

      On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

Robert Glaser
Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS
VOTING SECURITIES AND PRINCIPAL HOLDERS
COMPENSATION AND BENEFITS
Report of the Compensation Committee of the Board of Directors
PROPOSAL 2 -- APPROVAL OF 2002 DIRECTOR STOCK OPTION PLAN
OTHER BUSINESS
APPENDIX A

REALNETWORKS, INC.

2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 6, 2002

To The Shareholders of RealNetworks, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Thursday, June 6, 2002, at 2:00 p.m., local time, at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect one Class 1 director to serve until the 2004 Annual Meeting of Shareholders and one Class 2 director to serve until the 2005 Annual Meeting of Shareholders, or until such director’s earlier retirement, resignation or removal, or the election of their successors;

2.	To approve the RealNetworks, Inc. 2002 Director Stock Option Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only holders of record of RealNetworks’ Common Stock at the close of business on April 8, 2002 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the principal executive offices of RealNetworks located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.

BY ORDER OF THE BOARD OF DIRECTORS

KELLY JO MACARTHUR
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

Seattle, Washington

May 2, 2002

YOUR VOTE IS IMPORTANT!

     All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A postage-prepaid envelope is also enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

REALNETWORKS, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 6, 2002

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RealNetworks, Inc., a Washington corporation (“RealNetworks” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, June 6, 2002 at the Edgewater Hotel, Pier 67, 2411 Alaskan Way, Seattle, Washington, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and RealNetworks’ Annual Report (the “Annual Report”), which includes financial statements for its fiscal year ended December 31, 2001, are being sent to all shareholders of record as of the close of business on April 8, 2002, and are being mailed to the shareholders of RealNetworks on or about May 2, 2002. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Quorum and Voting Rights

      At the close of business on April 8, 2002, there were 158,975,127 shares of RealNetworks’ common stock, par value $.001 per share (the “Common Stock”), outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the Annual Meeting. The presence at the Annual Meeting of at least a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Broker non-votes occur when an intermediary, such as a broker or other financial institution, returns a proxy but does not have the authorization from the beneficial owner to vote the beneficial owner’s shares on a particular proposal because the nominee did not receive voting instructions from the beneficial owner. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the Annual Meeting in person.

      The manner in which your shares may be voted by proxy depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, Mellon Investor Services LLC, a proxy card for voting those shares is included with this proxy statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope. Alternatively, by following the instructions on your proxy card, you may vote those shares either via the Internet at http://www.eproxy.com/ RNWK or by telephone by calling 1-800-435-6710. We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting. You may change or revoke your proxy at the Annual Meeting even if you have already voted.

      If you own shares through a bank or brokerage firm account, you may instead receive a voting instruction form with this proxy statement, which you may use to instruct how your shares should be voted. Just as with a proxy, you may vote those shares by completing, signing and returning the voting instruction form in the enclosed envelope. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the toll-free number on your voting instruction form.

      When your proxy card or voting instruction form is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or voting instruction form. The proposals are identified by number and a general description on the proxy card or voting instruction form. Please review the voting instructions on the proxy card and read the text of the proposals and the recommendations of the Board of Directors in this Proxy Statement prior to marking your vote.

      If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. For the reasons stated in more detail later in this Proxy Statement, the Board of Directors recommends a vote FOR the two individuals nominated to serve as directors and FOR the adoption of the RealNetworks 2002 Director Stock Option Plan.

      It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.

      On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Under Washington law and RealNetworks’ Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast for any other nominee for that position, and (b) the proposal to approve the RealNetworks 2002 Director Stock Option Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

      Shareholders may abstain from voting on the nominees for director and the proposal to approve the RealNetworks, Inc. 2002 Director Stock Option Plan. Abstention from voting on either of these matters will have no effect, since approval of each matter is based solely on the number of votes actually cast.

      Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers’ shares in the election of directors and on the proposal to approve the RealNetworks 2002 Director Stock Option Plan. The failure of a brokerage firm or other intermediary to vote its customers’ shares on the proposal for the election of directors and the proposal to approve the RealNetworks 2002 Director Stock Option Plan will have no effect on these proposals since the approval of such proposals is based solely on the number of votes actually cast.

Revocability of Proxies

      If you execute a proxy, you may revoke it by taking one of the following three actions:

•	by giving written notice of the revocation to the Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting;

•	by executing a proxy with a later date and delivering it to the Secretary of RealNetworks at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting; or

•	by personally attending and voting at the meeting.

Solicitation of Proxies

      RealNetworks will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of employees of RealNetworks may solicit proxies on behalf of the Board of Directors in person or by telephone. RealNetworks will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

Shareholder Proposals for 2003 Annual Meeting

      An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with RealNetworks’ 2003 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of RealNetworks, at the principal executive offices of RealNetworks, no later than January 2, 2003. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

      A shareholder of record who intends to submit a proposal at the 2003 Annual Meeting that is not eligible for inclusion in RealNetworks’ Proxy Statement must provide written notice to RealNetworks, addressed to the Secretary (or to the Nominating Committee of the Board of Directors, Attn: Mr. Bleier, Chairman, if the proposal relates to the nomination of one or more directors) at the principal executive offices of RealNetworks, not later than January 2, 2003. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Secretary of RealNetworks.

PROPOSAL 1 — ELECTION OF DIRECTORS

      At the Annual Meeting, one Class 1 director and one Class 2 director are to be elected to serve until the 2004 Annual Meeting of Shareholders in the case of the Class 1 director and the 2005 Annual Meeting of Shareholders in the case of the Class 2 director, or until their earlier retirement, resignation, removal, or the election of their successors. The Class 1 director nominee is Kalpana Raina who was appointed as a Class 1 director of RealNetworks on December 20, 2001. As a result of Ms. Raina’s recent appointment, she is subject to election at the Annual Meeting. The Class 2 director nominee is James W. Breyer. Both of the nominees currently serve as directors of RealNetworks and have been nominated by the Nominating Committee of the Board of Directors and recommended by the Board of Directors for election or re-election, as the case may be, at the Annual Meeting. The accompanying proxy will be voted FOR the election of Mr. Breyer and Ms. Raina to the Board of Directors, except where authority to so vote is withheld. The nominees have consented to serve as directors of RealNetworks if elected. If at the time of the Annual Meeting, a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve as a director.

Nominee for Class 1 Director

      Kalpana Raina has been a director of RealNetworks since December 2001. Since December 1998, Ms. Raina has been serving as an Executive Vice President and Division Head of the Media & Telecommunications Division at The Bank of New York, a leading lender to the publishing, cable television, broadcasting, telecommunications, multimedia and entertainment industries. Prior to her appointment as Executive Vice President, Ms. Raina served as Senior Vice President from August 1995 to December 1998, as Vice President from August 1992 to August 1995, as Assistant Vice President from November 1989 to August 1992 and as Assistant Treasurer from November 1988 to November 1989. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Board of the Center for Communications and ADITI: Foundation for the Arts in New York City. Ms. Raina holds a B.A. Honors degree from Panjab University, India and an M.A. degree in English Literature from McMaster University. Age 46.

Nominee for Class 2 Director

      James Breyer has been a Director of RealNetworks since October 1995. Mr. Breyer has served as a Managing Partner of Accel Partners L.P. in Palo Alto/ San Francisco since November 1995 and as a general partner from 1990 to 1995. At Accel Partners L.P., Mr. Breyer has sponsored investments in over a dozen companies that have completed public offerings or successful mergers. Previously, Mr. Breyer was a management consultant at McKinsey & Company, Inc. and worked in product management and marketing at Apple Computer, Inc. and Hewlett-Packard Corporation. Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar. Age 40.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

      The business of RealNetworks is managed under the direction of a Board of Directors, which is divided into three classes, each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

      The Board of Directors has determined that the Board of Directors shall be composed of five directors until the Annual Meeting, at which time the size of the Board shall automatically be reduced to four. Five Directors currently serve on the Board. Robert Glaser is a Class 3 director, whose term expires at the annual shareholders meeting in 2003. Edward Bleier is a Class 1 director, whose term expires at the annual shareholders meeting in 2004. Kalpana Raina is a Class 1 director who is subject to election at the Annual Meeting due to her recent appointment to the Board of Directors on December 20, 2001. If elected as a Class 1 director at the Annual Meeting, Ms. Raina’s term will expire at the 2004 Annual Meeting of Shareholders. Bruce Jacobsen and James Breyer are Class 2 directors, whose terms expire at the Annual Meeting. Mr. Jacobsen is not standing for re-election at the Annual Meeting, and when his term expires at the Annual Meeting and the size of the Board of Directors is reduced to four, the Class 2 directorship held by Mr. Jacobsen will be eliminated. Commencing with the Annual Meeting, the newly elected Class 2 director shall serve for a term ending at the third annual shareholders meeting following election of such director and the newly elected Class 1 director shall serve for a term ending at the second annual shareholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.

      Shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give timely notice of the proposal to nominate such candidate(s) in writing to the Secretary of RealNetworks not less than 120 days before the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice with a reasonable time before RealNetworks begins to print and mail its proxy materials. The notice must satisfy certain requirements specified in RealNetworks’ Bylaws, a copy of which will be sent to any shareholder upon written request to the Secretary of RealNetworks.

Continuing Directors — Not Standing for Election This Year

      The following individual is a Class 1 director:

      Edward Bleier has been a director of RealNetworks since April 1999. In January 2001, Mr. Bleier became a part-time advisor to the Chairman and Chief Executive Officer of Warner Bros. Inc., a leading producer and distributor of movies, television programming and animation, after having served since 1987 as President of Domestic Pay-TV, Cable & Network Features. Mr. Bleier chairs the Steering Committee of the Aspen Institute’s bi-annual Communications Conferences for leaders of the television, film and cable industries. Mr. Bleier also chairs the Center for Communication and was past President of the International Radio & Television Society. Mr. Bleier is a trustee of the Dana Foundation and a member of the Council on Foreign Relations. Mr. Bleier holds a Bachelor of Science Degree from Syracuse University and served in the U.S. Army, specializing in public information. Age 72.

      The following individual is a Class 3 director:

      Robert Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994. Mr. Glaser served as Secretary of RealNetworks from March 1995 to April 1998 and as Treasurer from February 1994 to April 2000. Mr. Glaser also serves as RealNetworks’ Policy Ombudsman, with the exclusive authority to adopt or change the editorial policies of RealNetworks as reflected on its Web sites or other communications or media in which it has a significant editorial or media voice. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 40.

Meetings of the Board

      The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met six times during RealNetworks’ fiscal year ended December 31, 2001 and took action by unanimous written consent on three other occasions. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.

Committees of the Board

      Committees of the Board consist of an Audit Committee, a Compensation Committee, a Strategic Transactions Committee and a Nominating Committee.

      The Audit Committee, currently composed of Messrs. Bleier and Breyer and Ms. Raina, reviews RealNetworks’ internal accounting procedures and consults with and reviews the services provided by its independent auditors. Prior to April 9, 2002, the Audit Committee was composed of Messrs. Bleier, Breyer and Jacobsen. Each of Messrs. Bleier and Breyer and Ms. Raina are “independent” as defined in the rules of the National Association of Securities Dealers, Inc. The Audit Committee met five times during the fiscal year ended December 31, 2001. The Audit Committee has adopted a written charter, a copy of which is attached as Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 20, 2001.

      The Compensation Committee, currently composed of Messrs. Bleier and Breyer, reviews and recommends to the Board the compensation and benefits to be provided to the officers of RealNetworks and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met five times during the fiscal year ended December 31, 2001 and took action by unanimous written consent on nine other occasions.

      The approval of the Strategic Transactions Committee, which is currently composed of Messrs. Glaser, Breyer and Jacobsen, is required before the Board of Directors may:

•	adopt a plan of merger,

•	authorize the sale, lease, exchange or mortgage of (A) assets representing more than 50% of the book value of RealNetworks’ assets prior to the transaction or (B) any other asset or assets on which the long-term business strategy of RealNetworks is substantially dependent,

•	authorize RealNetworks’ voluntary dissolution, or

•	take any action that has the effect of the foregoing clauses.

      The Strategic Transactions Committee met one time during the fiscal year ended December 31, 2001.

      The Nominating Committee, currently composed of Messrs. Bleier and Breyer, searches for and recommends to the Board potential nominees for Board positions and makes recommendations to the Board regarding size and composition of the Board. The Nominating Committee will consider shareholder recommendations for nominees to fill Board positions if such recommendations are received, in writing, by the

Chairman of the Nominating Committee no later than 120 days prior to the first anniversary of the date that RealNetworks’ proxy statement was released to shareholders in connection with the previous year’s annual meeting. Any such recommendation must satisfy certain requirements with respect to notices specified in RealNetworks’ Bylaws, a copy of which will be sent to any shareholder upon written request to Secretary of RealNetworks. The Nominating Committee met three times during the fiscal year ended December 31, 2001.

Compensation of Directors

      Directors of RealNetworks do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

      If the shareholders of RealNetworks approve the RealNetworks 2002 Director Stock Option Plan (the “2002 Director Plan”) at the Annual Meeting (as described in the section of this Proxy Statement entitled “Proposal 2 — Approval of 2002 Director Stock Option Plan”), the directors who are not employees of RealNetworks (the “Non-Employee Directors”) will receive stock options under the 2002 Director Plan. The 2002 Director Plan provides for an automatic grant of an option to purchase 30,000 shares of the Company’s Common Stock to each Non-Employee Director three business days following the date of the 2002 Annual Meeting, provided that he or she has served as a Non-Employee Director for the preceding twelve months. Each individual who first becomes a Non-Employee Director after that date will automatically be granted options to purchase 65,000 shares of the Company’s Common Stock on the date that he or she is first appointed or elected as a Non-Employee Director. Each Non-Employee Director will also automatically be granted an option to purchase 30,000 shares of RealNetworks Common Stock on the third business day following the date of each subsequent annual meeting of shareholders if he or she is a Non-Employee Director on that date.

      Each option granted under the 2002 Director Plan will have a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. With respect to the options to purchase 65,000 shares granted to a Non-Employee Director at the time he or she is first appointed or elected to the Board of Directors, 45,000 shares will become exercisable on the first anniversary of the applicable grant date, 10,000 shares will become exercisable on the second anniversary of the applicable grant date and the remaining 10,000 shares will become exercisable on the third anniversary of the applicable grant date, if the recipient continues to serve as a director on such dates. With respect to the options to purchase 30,000 shares granted to a Non-Employee Director three business days following the 2002 Annual Meeting and each subsequent annual meeting of shareholders, 100% of the shares subject to such options will vest on the first anniversary of the applicable grant date. If an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

      Non-Employee Directors are also eligible for discretionary awards under the Company’s 1996 Stock Option Plan, as amended and restated. As of the date of this Proxy Statement, options for the purchase of an aggregate of 605,000 shares of Common Stock have been granted to currently serving Non-Employee Directors under the 1996 Stock Option Plan, as amended and restated. On October 12, 2001, Messrs. Bleier, Breyer and Jacobsen were each granted an option to purchase 100,000 shares of Common Stock at an exercise price of $5.94 per share. The options will become exercisable in three equal annual increments beginning on the first anniversary of their grant date. On December 20, 2001, Ms. Raina was granted options to purchase 65,000 shares of Common Stock at an exercise price of $5.41 per share, of which 45,000 shares will become exercisable on the first anniversary of the grant date, 10,000 shares will become exercisable on the second anniversary of the grant date and the remaining 10,000 shares will become exercisable on the third anniversary of the grant date, if Ms. Raina continues to serve as a director on such dates. The options granted to Messrs. Bleier, Breyer and Jacobsen and Ms. Raina have a maximum term of 20 years, and if an optionee’s service on the Board of Directors is terminated due to his or her death, his or her outstanding options will immediately vest in full.

Contractual Arrangements

      Under a voting agreement (the “Voting Agreement”) entered into in September 1997 among RealNetworks, Accel IV, L.P. (“Accel IV”), Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties to the agreement when such shares are transferred. The Voting Agreement terminates on the death of Mr. Glaser.

      Pursuant to the terms of an agreement entered into in September 1997 among RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Ownership Information

      The following table sets forth, as of March 31, 2002, information regarding beneficial ownership of the Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director, (c) the Chief Executive Officer and RealNetworks’ four most highly compensated executive officers other than the Chief Executive Officer for the fiscal year ended December 31, 2001, and Richard Cohen and Phil Murphy, who would have been among the four most highly compensated executive officers but were not serving as executive officers of RealNetworks on December 31, 2001, and (d) all of RealNetworks’ executive officers and directors as a group. The individuals referred to in (c) above are referred to throughout this Proxy Statement as the Named Executive Officers. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

	Number of
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned(1)	Outstanding

Robert Glaser(2)	53,516,789	33.7%
c/o RealNetworks, Inc. 2601 Elliott Avenue Suite 1000 Seattle, WA 98121
Bruce Jacobsen(3)	1,722,424	1.1
James W. Breyer(4)	480,567	*
Edward Bleier(5)	130,000	*
Kalpana Raina	0	*
Lawrence Jacobson	3,020	*
Kelly Jo MacArthur(6)	684,880	*
Martin Plaehn(7)	162,000	*
Carla Stratfold	1,980	*
Richard Cohen	0	*
Phil Murphy	0	*
All directors and executive officers as a group (13 persons)(8)	60,808,666	37.3%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) and includes shares over which the beneficial owner has or shares voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 31, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 2,107,545 shares of Common Stock owned by the Glaser Family Foundation. Mr. Glaser disclaims beneficial ownership of these shares.

(3)	Includes 1,688,824 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(4)	Includes 60,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002. Also includes 1,946 shares of Common Stock owned by Accel Partners & Co., Inc., a corporation of which Mr. Breyer is an officer. Mr. Breyer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 120,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(6)	Includes 644,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(7)	Includes 162,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(8)	Includes an aggregate of 3,978,824 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish RealNetworks with copies of all such reports they file. Specific due dates have been established by the SEC, and RealNetworks is required to disclose in this Proxy Statement any failure to file by those dates.

      Based solely on its review of the copies of such reports received by RealNetworks, and on written representations by the executive officers and directors of RealNetworks regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, RealNetworks believes that, with respect to its fiscal year ended December 31, 2001, all of the executive officers and directors of RealNetworks, and all of the persons known to RealNetworks to own more than ten percent of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

      RealNetworks’ Compensation Committee is currently composed of Messrs. Bleier and Breyer. No executive officer of RealNetworks serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship exists between any member of RealNetworks’ Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

      MusicNet, Inc., a Delaware corporation (“MusicNet”), is a joint venture among RealNetworks and four media companies to create a platform for online music subscription services. MusicNet, which previously was a subsidiary of RealNetworks, issued additional shares of capital stock in April and July 2001, thereby reducing RealNetworks’ ownership interest in that entity to approximately 36.8%. Robert Glaser, the Chairman and Chief Executive Officer of RealNetworks, is the Chairman and a member of the Board of Directors of MusicNet and also served as the temporary acting Chief Executive Officer of MusicNet from

April 2001 until October 2001. Mr. Glaser receives no cash or equity remuneration for his services as Chairman and Director of MusicNet, nor did he receive any such remuneration for his services as the acting Chief Executive Officer. In 2001, RealNetworks received $4.2 million in cash from MusicNet pursuant to the terms of a license agreement with MusicNet. RealNetworks also provided certain administrative services on a transitional basis to MusicNet for which MusicNet reimbursed RealNetworks approximately $2.1 million in 2001.

      During RealNetworks’ 2001 fiscal year, RealNetworks paid NonStop Entertainment Software, Inc., a Washington corporation (“NonStop”), approximately $64,464 representing royalties and fees for product development services pursuant to a Software Development and Distribution Agreement between RealNetworks and NonStop (the “Agreement”). Pursuant to the Agreement, NonStop developed software for games promoted, distributed and sold by RealNetworks. The amount paid by RealNetworks to NonStop in 2001 exceeds five percent of the consolidated gross revenues of NonStop for its last fiscal year. Glaser Investments, Inc., a Washington corporation, of which Mr. Glaser is the sole shareholder, beneficially owned in excess of 10% of the equity interests of NonStop during the 2001 fiscal year.

Change-in-Control Arrangements

      Under RealNetworks’ 1995 Stock Option Plan, 1996 Stock Option Plan, 2000 Stock Option Plan and 2002 Director Plan, as any of such plans have been amended and restated (the “Plans”), each outstanding option issued under the Plans will become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the option agreement evidencing the option (except to the extent the option agreement expressly provides otherwise), in the event of

•	any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation;

•	any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•	any liquidation or dissolution of RealNetworks;

•	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RealNetworks; or

•	any transaction (or series of related transactions), consummated without the approval or recommendation of the Board of Directors, in which (i) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding RealNetworks and any employee benefit plan sponsored by RealNetworks) becomes the direct or indirect beneficial owner of securities of RealNetworks representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of RealNetworks ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

      In addition, if within a 12 month period following a Change of Control (as defined below), the employment of Ms. MacArthur, RealNetworks’ Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary is (a) terminated by RealNetworks or its successor in interest other than for Cause (as defined below), or (b) terminated by Ms. MacArthur for Good Reason (as defined below), then 50% of the options for the purchase of an aggregate of 450,000 shares of RealNetworks Common Stock granted to Ms. MacArthur on October 12, 2001 that are unvested as of the date her employment terminates shall become immediately vested and exercisable by Ms. MacArthur.

      For purposes of the arrangements involving Ms. MacArthur, the following terms have the following definitions:

•	“Cause” means the termination of employment due to fraud, misappropriation or embezzlement on the part of Ms. MacArthur that results in material loss, damage or injury to RealNetworks or its successor in interest, or the conviction of a felony involving moral turpitude.

•	“Good Reason” means a reduction in compensation, a relocation of Ms. MacArthur’s principal work site to a location more than 30 miles from her pre-Change of Control work site, or a material reduction in responsibilities or authority as in effect before the Change of Control.

•	“Change in Control” of RealNetworks means (a) any consolidation, merger or recapitalization, the effect of which is a material change to the capital structure of RealNetworks, other than such a transaction in which the holders of the outstanding shares of RealNetworks’ voting common stock immediately before the transaction continue to hold a majority in interest of the voting stock of the surviving corporation immediately after that transaction, (b) any sale or other transfer of substantially all of RealNetworks’ assets or voting stock, (c) the adoption of any plan or proposal for liquidation or dissolution of RealNetworks or (d) the consummation of any other transaction, the effect of which is to cause any person not with power to direct or cause direction of the management or policies of RealNetworks prior thereto to gain such power.

Employment Contracts and Termination of Employment Arrangements

      While he was employed by RealNetworks between November 2000 and August 2001, Richard Cohen, formerly the Senior Vice President — Consumer of RealNetworks, was a party to an agreement with RealNetworks related to his employment pursuant to which he was eligible to receive an annual bonus of up to $300,000 based on the achievement of target goals consistent with the RealNetworks business plan, of which $150,000 was guaranteed for each of the first two full years of Mr. Cohen’s employment with RealNetworks. In addition, if RealNetworks terminated the employment of Mr. Cohen without cause (defined as described below) prior to the end of his first six months of employment, Mr. Cohen would be paid an amount equal to his first year’s annual base salary, in addition to any guaranteed cash bonuses he would have received over the next twelve months. If RealNetworks terminated the employment of Mr. Cohen without cause after his first six months of employment but prior to the completion of his first 18 months of employment, Mr. Cohen would receive the greater of (a) the remaining salary plus any guaranteed bonuses due him but not yet received for the first 18 months of his employment, or (b) 50% of his then annual base salary in addition to any guaranteed bonuses payable to Mr. Cohen over the next six months. If RealNetworks terminated the employment of Mr. Cohen without cause during the first 18 months of employment, Mr. Cohen would receive, at RealNetworks’ election, either (a) an acceleration of the vesting of the stock options that would have vested upon the completion of the first 18 months of employment, or (b) a cash payment equal to the difference between the fair market value of the number of option shares that would have vested at 18 months calculated as of the date of termination and the exercise price of the options. If the alternative elected by RealNetworks resulted in value to Mr. Cohen of less than $750,000, RealNetworks would make up any difference with a cash payment to Mr. Cohen.

      While he was employed by RealNetworks between July 2000 and August 2001, Phil Murphy, formerly the Senior Vice President — International of RealNetworks, was a party to an agreement with RealNetworks related to his employment pursuant to which he was eligible to receive an annual bonus of up to £100,000 based on the achievement of target goals consistent with the RealNetworks business plan, of which £50,000 was guaranteed annually during Mr. Murphy’s employment with RealNetworks. In addition, if RealNetworks terminated the employment of Mr. Murphy without cause (defined as described below) prior to the end of his first full year of employment, RealNetworks was required to pay Mr. Murphy an amount equal to the greater of 50% of, or the remainder of, his first year’s annual base salary. If RealNetworks terminated the employment of Mr. Murphy without cause after the completion of his first year of employment, RealNetworks was required to pay Mr. Murphy an amount equal to 50% of his annual base salary.

      For purposes of the arrangements involving Messrs. Cohen and Murphy, the term “cause” has the definition set forth in the RealNetworks 1996 Stock Option Plan, as amended and restated.

COMPENSATION AND BENEFITS

Executive Officer Compensation

      Compensation Summary. The following table sets forth information regarding compensation earned during RealNetworks’ fiscal year ended December 31, 2001, and during the preceding two fiscal years, by the Named Executive Officers.

Summary Compensation Table

				Long-Term
				Compensation

				Securities
		Annual Compensation		Underlying
	Fiscal			Stock	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus ($)(2)	Options(#)(3)	Compensation($)(4)

Robert Glaser	2001	$200,000	$0	0	$90
Chairman of the Board and	2000	200,000	0	0	144
Chief Executive Officer	1999	183,333	0	0	96
Lawrence Jacobson	2001	311,649	350,000	1,000,000	1,285
President and	2000	0	0	0	0
Chief Operating Officer	1999	0	0	0	0
Kelly Jo MacArthur	2001	175,000	0	450,000	90
Senior Vice President,	2000	158,112	50,000	200,000	144
Legal and Business Affairs,	1999	153,428	0	160,000	141
General Counsel and Corporate Secretary
Martin Plaehn	2001	175,000	0	505,000	90
Senior Vice President,	2000	170,834	0	30,000	144
Media Systems	1999	45,481	50,000	300,000	19,055
Carla Stratfold	2001	177,923	50,000	175,000	60
Senior Vice President,	2000	0	0	0	0
North American Sales	1999	0	0	0	0
Richard Cohen	2001	218,755	0	0	1,137,560
Senior Vice President,	2000	58,333	125,000	375,000	24
Consumer(5)	1999	0	0	0	0
Phil Murphy	2001	77,624	36,153	0	76,254
Senior Vice President,	2000	93,125	108,631	110,000	12,560
International(6)	1999	0	0	0	0

(1)	Amount shown for 2001 for Mr. Jacobson represents base salary paid after he commenced employment with RealNetworks on February 12, 2001. Amount shown for Ms. Stratfold represents base salary paid in the amount of $140,808 after she commenced employment with RealNetworks on April 13, 2001, and sales commission paid in the amount of $37,115. Amounts shown for 2000 for Messrs. Murphy and Cohen represent base salaries paid after they commenced employment with RealNetworks on July 20, 2000 and November 1, 2000, respectively. Amount shown for 1999 for Mr. Plaehn represents base salary paid after he commenced employment with RealNetworks on August 13, 1999.

(2)	Amount shown for Mr. Jacobson for 2001 represents incentive compensation earned in 2001 in the amount of $350,000 and paid in 2002. Amount shown for 2001 for Ms. Stratfold represents a signing bonus paid in the amount of $50,000. Amount shown for 2001 for Mr. Murphy represents guaranteed incentive compensation paid in the amount of $36,153. Amounts shown for 2000 represent signing bonuses paid to Messrs. Murphy and Cohen in the amount of $75,000 and $100,000, respectively, guaranteed incentive compensation earned by Messrs. Murphy and Cohen in 2000 and paid in 2001 in the amount of $33,631 and $25,000, respectively, and incentive compensation earned by Ms. MacArthur in 1999 in the amount of $50,000 and paid in 2000. The guaranteed incentive compensation earned by Messrs. Murphy and Cohen in 2000 was paid to them in 2001 upon the termination of their employment with RealNetworks. Amount shown for 1999 represents a signing bonus paid to Mr. Plaehn.

(3)	Stock options shown for 1999 and 2000 for Mr. Plaehn and 2000 for Mr. Murphy were cancelled in February 2001 and, in the case of Mr. Plaehn, regranted in August 2001 pursuant to a voluntary stock option cancellation and regrant program offered to RealNetworks’ employees. The program allowed employees, if they so chose, to cancel a portion or all of their unexercised stock options effective February 22, 2001 and be granted an equal number of new options on August 31, 2001 with an exercise price equal to the fair market value of RealNetworks’ Common Stock on that date. Of the stock options shown for 2001 for Mr. Plaehn, options for the purchase of an aggregate of 330,000 shares of Common Stock were granted in replacement of options cancelled by Mr. Plaehn pursuant to RealNetworks’ stock option exchange program. Mr. Murphy’s employment with RealNetworks terminated on August 8, 2001, and therefore, Mr. Murphy was not eligible to receive new options on August 31, 2001 in replacement of the options cancelled in the stock option exchange program. The stock option exchange program is described below under the heading “Stock Option Exchange Program.”

(4)	Amounts shown for 2001 represent reimbursed relocation expenses for Mr. Jacobson in the amount of $1,210, severance payments in the amount of $1,137,500 and $32,167 for Messrs. Cohen and Murphy, respectively, a transportation allowance for Mr. Murphy in the amount of $10,419, and life insurance premiums paid by RealNetworks for the benefit of Messrs. Glaser and Jacobson, Ms. MacArthur, Mr. Plaehn, Ms. Stratfold and Messrs. Murphy and Cohen in the amount of $90, $75, $90, $90, $60, $37 and $60, respectively. Amounts shown for 2001 for Messrs. Cohen and Murphy exclude guaranteed incentive compensation earned in 2000 and paid in 2001 upon the termination of their employment with RealNetworks, which amounts are reflected in the above table for fiscal year 2000. Amounts shown for 2000 represent a transportation allowance for Mr. Murphy in the amount of $12,500, and life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser, Ms. MacArthur, and Messrs. Plaehn, Murphy and Cohen in the amount of $144, $144, $144, $60 and $24, respectively. Amounts shown for 1999 represent reimbursed relocation expenses for Mr. Plaehn in the amount of $19,007, and life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser, Ms. MacArthur and Mr. Plaehn in the amount of $96, $141 and $48, respectively.

(5)	Mr. Cohen’s employment with RealNetworks terminated on August 15, 2001.

(6)	Mr. Murphy’s employment with RealNetworks terminated on August 8, 2001.

      Option Grants. The following table shows information concerning stock options granted to the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2001.

Option Grants in 2001

	Individual Grants

	Number of	Percent of			Potential Realizable Value at Assumed
	Securities	Total Options			Annual Rates of Stock Price Appreciation
	Underlying	Granted to			for Option Term(4)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(#)(1)	Fiscal Year(2)	($ per share)(3)	Date	0%	5%	10%

Robert Glaser	—	—	$—	—	$—	$—	$—
Lawrence Jacobson	1,000,000	4.3%	8.3125	02/16/21	—	13,743,037	47,609,843
Kelly Jo MacArthur	450,000	1.9%	5.94	10/12/21	—	4,419,265	15,309,607
Carla Stratfold	175,000	0.8%	9.19	04/13/21	—	2,658,916	9,211,252
Martin Plaehn(5)	330,000	1.4%	7.22	08/31/21	—	3,939,147	13,646,341
	175,000	0.8%	5.94	10/12/21		1,718,603	5,953,736
Phil Murphy	—	—	—	—	—	—	—
Richard Cohen	—	—	—	—	—	—	—

(1)	Options have a maximum term of 20 years measured from the date of grant, subject to earlier termination in the event of the optionee’s cessation of service with RealNetworks. Each option will become exercisable for 30% of the option shares upon the completion of 18 months of service measured from the optionee’s date of hire, promotion or performance evaluation, as applicable. The remaining option shares vest at the rate of 10% at the end of each six-month period thereafter until fully vested. With respect to options for the purchase of 1,000,000 shares granted to Mr. Jacobson, the option becomes exercisable for approximately 21.4% of the option shares upon the completion of 18 months of service measured from his date of hire, with the remaining options vesting at the rate of approximately 7.1% at the end of each six month period thereafter until the option is fully vested. With respect to options for the purchase of 250,000 shares granted to Ms. MacArthur, the option is exercisable for approximately 44.4% of the option shares on the date of the option grant, with the remaining options vesting at the rate of approximately 10% at the end of each six month period thereafter until the option is fully vested.

(2)	Based on an aggregate of 23,249,572 options granted by RealNetworks during the fiscal year ended December 31, 2001 to employees, including the Named Executive Officers, of which 14,663,431 options were issued in replacement of options previously granted and later cancelled pursuant to RealNetworks’ stock option exchange program. The stock option exchange program is described below under the heading “Stock Option Exchange Program.”

(3)	All options were granted at fair market value on the date of grant, based on the closing price for the Common Stock as reported on the Nasdaq National Market on the date of grant.

(4)	The calculations of potential realizable value are based on 5% and 10% assumed annual rates of compounded stock price appreciation over the term of the options as mandated by the Securities and Exchange Commission and are based on the assumption that the exercise price was the fair market value of the shares on the date of grant. There is no assurance provided to any executive officer or any other holder of RealNetworks’ securities that the actual stock price appreciation over the term of the option will be at the assumed 5% and 10% annual rates of compounded stock price appreciation or at any other defined level. The potential realizable values calculated are after subtracting the exercise price, before taxes, and assume that each option is exercised on the last day of its term and the stock purchased upon exercise is sold at the price determined by the assumed appreciation rates.

(5)	Of the stock options shown for 2001 for Mr. Plaehn, 330,000 were cancelled in February 2001 and regranted in August 2001 pursuant a voluntary stock option cancellation and regrant program offered to RealNetworks’ employees. The program allowed employees, if they so chose, to cancel a portion or all of their unexercised stock options effective February 22, 2001 and be granted an equal number of new options on August 31, 2001 with an exercise price equal to the fair market value of RealNetworks’ Common Stock on that date.

      Option Exercises. The following table shows information concerning stock options exercised by the Named Executive Officers during RealNetworks’ fiscal year ended December 31, 2001, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers at the end of that fiscal year.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares	Value	at Fiscal Year End(#)		at Fiscal Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Glaser	—	$—	—	—	$—	$—
Lawrence Jacobson	—	—	—	1,000,000	—	—
Kelly Jo MacArthur	30,000	204,040	573,000	579,000	1,707,140	82,540
Martin Plaehn	—	—	129,000	376,000	—	—
Carla Stratfold	—	—	—	175,000	—	—
Richard Cohen	—	—	—	—	—	—
Phil Murphy	—	—	—	—	—	—

(1)	Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2)	These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing price of RealNetworks’ Common Stock on December 31, 2001 ($5.94 per share) and the exercise price of the options.

Stock Option Exchange Program

      In January 2001, RealNetworks’ Board of Directors approved a voluntary stock option exchange program (the “Option Exchange Program”). Under the Option Exchange Program, all employees (with the exception of certain executive officers) were given the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted at least six months and one day from the date the old options are cancelled, provided the individual was still employed or providing services to RealNetworks on such date. The participation deadline for the program was February 22, 2001. The number of shares subject to the new options was equal to the number of shares subject to the old options, and the exercise price of the new options was the fair market value of RealNetworks Common Stock on the date they were granted. The new options have the same vesting schedule as the old options and were immediately exercisable as to vested shares when granted. Executive officers cancelled a total of 700,000 shares in the Option Exchange Program with option prices ranging between $30.5625 and $52.9375. Each of these cancelled options was replaced with a new stock option on August 31, 2001 having an exercise price of $7.22 per share, with the exception of the options cancelled by Mr. Murphy which were not replaced due to the termination of Mr. Murphy’s employment prior to the August 31, 2001 grant date for the new options.

      The following table sets forth certain information with respect to the participation of the executive officers of RealNetworks in the Option Exchange Program during the fiscal year ended December 31, 2001:

Executive Officer Stock Option Exchanges

							Termination
	Date	Securities					Date of
	Original	Underlying	Market Price		Date		Original
	Stock	Number of	of Stock at	Exercise Price	Exchange	New	Option at
	Options	Options	Time of	at Time of	Options	Exercise	Date of
Name	Cancelled	Exchanged	Cancellation(1)	Cancellation	Granted	Price(2)	Cancellation

Phillip Barrett	02/22/01	160,000	$7.875	$46.00	08/31/01	$7.22	04/28/19
Len Jordan	02/22/01	100,000	$7.875	$30.5625	08/31/01	$7.22	04/14/20
Martin Plaehn	02/22/01	300,000	$7.875	$37.625	08/31/01	$7.22	08/13/19
	02/22/01	30,000	$7.875	$30.5625	08/31/01	$7.22	04/14/20
Phil Murphy(3)	02/22/01	110,000	$7.875	$52.9375	—	—	07/20/20

(1)	The market price of RealNetworks Common Stock at time of cancellation was the closing price of RealNetworks Common Stock on the date of cancellation, February 22, 2001.

(2)	The new exercise price was determined by using the closing price of RealNetworks Common Stock on the date the new stock options were granted under the Option Exchange Program, August 31, 2001.

(3)	Mr. Murphy’s employment with RealNetworks terminated on August 8, 2001, and therefore, Mr. Murphy was not eligible to receive new options on August 31, 2001 in replacement of the options cancelled in the Option Exchange Program.

Report of the Compensation Committee of the Board of Directors

  Compensation Philosophy

      The Compensation Committee of the Board of Directors consists of two non-employee directors, Edward Bleier and James W. Breyer. The Compensation Committee works with management to establish the general compensation policies and programs for RealNetworks’ executive officers, including the determination of salaries, the establishment of bonus programs and the granting of stock options. In establishing executive compensation, the Compensation Committee is guided by the following principles:

•	the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the software industry for officers in comparable positions so that RealNetworks can attract and retain qualified executives;

•	individual compensation should include components that reflect the financial performance of RealNetworks and the performance of the individual;

•	each executive officer will have clear goals and accountability with regard to corporate performance; and

•	pay incentives should be aligned with the long-term interests of RealNetworks’ shareholders.

      RealNetworks’ executive compensation program is designed to align executive compensation with RealNetworks’ business objectives and the executive’s individual performance, and to enable RealNetworks to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to RealNetworks’ long-term success. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value by conceiving, developing and positioning the best products in RealNetworks’ chosen markets.

      Each executive officer’s performance for the past fiscal year and objectives for the current year are reviewed, together with the executive officer’s responsibility level and RealNetworks’ fiscal performance versus objectives for the past fiscal year and potential performance targets for the current year. When salaries, bonuses and stock option awards are established for executive officers, the following criteria are considered:

•	the individual’s performance during the past year and recent quarters relative to budgeted targets;

•	with respect to executive officers whose primary responsibilities are in the area of sales, RealNetworks’ financial performance during the past year and recent quarters; and

•	the salaries of executive officers in similar positions of companies of comparable size in the same geographic region and other companies within the computer software industry.

      With respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are taken into consideration when executive compensation is determined. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

      In the fiscal year ended December 31, 2001, the relationship between executive compensation and RealNetworks’ financial performance was primarily established through long-term incentives consisting of stock options. In addition, executives whose primary responsibilities are in the area of sales had a component of their cash compensation tied to RealNetworks’ revenues.

      The Human Resources department of RealNetworks obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of similar sizes that are located in the same geographic region, and considers this data in establishing employment offers to and compensation increases for executive officers.

  Components of Compensation

      The key elements of RealNetworks’ executive compensation program are base salary, short-term (annual) incentive compensation and long-term incentive compensation in the form of stock option awards. These elements are addressed separately.

      Quantitative methods or mathematical formulas are not used exclusively in setting any element of compensation. In determining each component of compensation, all elements of an executive officer’s total compensation package are considered, including insurance and other benefits.

      Base Salaries. Base salaries are determined for executive officers by reviewing the salaries for comparable positions in high-growth companies in RealNetworks’ industry and geographic region, the historical compensation levels of RealNetworks’ executives and the executive’s individual performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance and internal equity issues. Each executive officer’s base salary is reviewed annually.

RealNetworks’ Human Resources department obtains executive salary data by utilizing the services of a consulting firm, which in turn utilizes various national and regional executive compensation surveys for evaluation.

      In addition, executive officers whose primary responsibilities are in the area of sales are entitled to receive commissions based primarily on RealNetworks’ revenues or a specific portion of revenues and performance-based management business incentives.

      Overall, executive salaries were increased in fiscal year 2001 at rates comparable to the increases provided in other high-growth companies in the software industry for executives in comparable positions.

      Short-Term Incentives. In 1999, RealNetworks began providing executive officers with direct financial incentives in the form of annual cash bonuses to promote the achievement of corporate and individual performance goals.

      The Compensation Committee will annually establish the specific corporate and individual performance goals relating to each executive’s bonus opportunity. For fiscal year 2001, performance was based on a variety of factors including operating performance relative to budgeted targets within RealNetworks’ approved operating plan and the Chief Executive Officer’s evaluation of individual performance.

      Above average performance from each of the executive officers of RealNetworks was required to establish the eligibility of such executives for bonus awards in fiscal year 2001. Notwithstanding individual executives’ performance, the Compensation Committee may in its discretion decline to distribute bonuses if it determines that other factors do not warrant the payment of bonuses. Mr. Jacobson is eligible to earn an annual bonus of up to $350,000 based on his achievement of target goals. In fiscal year 2001, Mr. Jacobsen achieved such target goals and was awarded a bonus in the amount of $350,000.

      Long-Term Incentives. In keeping with RealNetworks’ philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants comprise a component of an executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

      When stock options are granted to executive officers, the executives’ levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at similar companies in RealNetworks’ industry are considered in evaluating total compensation. The size of stock option grants is generally intended to reflect an executive’s position with RealNetworks and his or her contributions to RealNetworks, and as a result, the number of shares underlying stock option awards varies. Options generally have a five-year vesting period to encourage key employees to continue in RealNetworks’ employ. In 2001, options to purchase a total of 1,575,000 shares were granted to new executive officers and options to purchase a total of 1,340,000 shares were granted to existing executive officers as a group. Of the total options granted to existing executive officers, options for the purchase of an aggregate of 490,000 shares were granted to three existing executive officers to replace stock options canceled in the Company’s voluntary Option Exchange Program approved by the Company’s Board of Directors in January 2001.

      Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in RealNetworks.

     Stock Option Exchange Program

      In January 2001, RealNetworks’ Board of Directors approved the Option Exchange Program pursuant to which all employees (with the exception of certain executive officers) were given the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted at least six months and one day from the date the old options are cancelled, provided the individual was still employed or providing services to RealNetworks on such date. The participation deadline for the program was February 22, 2001. The number of shares subject to the new options was equal to the number of shares subject to the old options, and the exercise price of the new options was the fair market value of RealNetworks Common Stock on the date they were granted. The new options have the same vesting schedule as the old options and were immediately exercisable as to vested shares when granted. Four executive officers cancelled an aggregate of 700,000 shares in the Option Exchange Program with option prices ranging between $30.5625 and $52.9375. Each of these cancelled options was replaced with a new stock option on August 31, 2001 having an exercise price of $7.22 per share, with the exception of the options cancelled by Mr. Murphy which were not replaced due to the termination of Mr. Murphy’s employment prior to the August 31, 2001 grant date for the new options.

     Other Executive Compensation

      Subject to certain restrictions, RealNetworks provides benefits to executive officers that are also available to other Company employees, including a 401(k) plan, an employee stock purchase plan that permits employees to purchase RealNetworks stock at a discount, a transportation subsidy, medical and dental benefits, and a cafeteria plan.

     Compensation of the Chief Executive Officer

      The compensation for RealNetworks’ Chief Executive Officer is determined by the same policies and criteria as the compensation for the other executive officers. The Compensation Committee recognizes that Mr. Glaser is the founder of RealNetworks and is also one of its largest shareholders. Because of his large share ownership, to date Mr. Glaser has not received any stock option grants.

     Policy With Respect to the $1 Million Deduction Limit

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions.

      The Compensation Committee intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that RealNetworks may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

     Conclusion

      The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and RealNetworks. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the overall future success of RealNetworks, thereby enhancing the value of RealNetworks for the shareholders’ benefit.

The Compensation Committee
of the Board of Directors

Edward Bleier
James W. Breyer

Comparative Performance Graph

      Set forth below is a graph comparing the cumulative total return to shareholders on RealNetworks’ Common Stock with the cumulative total return of the Nasdaq Composite Index and the JP Morgan H&Q Technology Index for the period beginning on November 21, 1997 (the date of RealNetworks’ initial public offering), and ended on December 31, 2001.

Comparison of Cumulative Total Return Among RealNetworks, Inc. Common Stock,

Nasdaq Composite Index and the JP Morgan H&Q Technology Index

	November 21,	December 31,	December 31,	December 31,	December 31,
	1997	1998	1999	2000	2001

RealNetworks, Inc.	$100	$287	$1,925	$278	$190
Nasdaq Composite Index	100	135	251	152	145
JP Morgan H&Q Technology Index	100	145	325	210	120

      The total return on the Common Stock and each index assumes the value of each investment was $100 on November 21, 1997, and that all dividends were reinvested, although dividends have not been declared on the Common Stock. Return information is historical and not necessarily indicative of future performance.

PROPOSAL 2 — APPROVAL OF 2002 DIRECTOR STOCK OPTION PLAN

      Shareholders are being asked to approve the RealNetworks, Inc. 2002 Director Stock Option Plan (the “2002 Director Plan”) so that RealNetworks can continue to attract and retain outstanding and highly skilled individuals to serve on its Board of Directors. The Board of Directors has approved the 2002 Director Plan, subject to approval from shareholders at the Annual Meeting. Although RealNetworks’ nonemployee directors (“Non-Employee Directors”) have an interest in acquiring approval of the 2002 Director Plan because they will be the beneficiaries of the approval, the Board of Directors believes that the offer of equity incentives to all Non-Employee Directors will be a key factor in RealNetworks’ overall financial performance.

In accordance with the rules of the Nasdaq Stock Market, shareholders must approve certain stock option plans, such as the 2002 Director Plan, pursuant to which stock may be acquired by Non-Employee Directors.

      The 2002 Director Plan is attached as Appendix A to this Proxy Statement. The following summary of the 2002 Director Plan does not contain all of the terms and conditions of the 2002 Director Plan, and is qualified in its entirety by reference to the 2002 Director Plan. You should refer to Appendix A for a complete set of terms and conditions of the 2002 Director Plan.

Summary of the 2002 Director Plan

      Purpose. The purpose of the 2002 Director Plan is to attract and retain the best available individuals for service as Non-Employee Directors. The Director Plan is further intended to encourage stock ownership on the part of Non-Employee Directors and to encourage their continued service on the Board.

      Shares Reserved for Issuance. The Board of Directors has reserved a total of 750,000 shares of the Company’s Common Stock for issuance under the 2002 Director Plan. If an option granted under the 2002 Director Plan expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled shares will be returned to the available pool of shares reserved for issuance under the Director Plan.

      Administration of the Director Plan. The 2002 Director Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), on behalf of the Board of Directors. Subject to the terms of the 2002 Director Plan, the Committee has the sole discretion to interpret the provisions of the 2002 Director Plan and outstanding options. All decisions of the Committee are final and binding on all persons, and will be given the maximum deference permitted by law.

      Eligibility. Options under the Director Plan may be granted only to Non-Employee Directors. Non-Employee Directors will receive annual, automatic, nondiscretionary grants of stock options, as described below.

      Initial Grants. Each Non-Employee Director will automatically receive options to purchase an aggregate of 65,000 shares on the date that he or she is first appointed or elected as a Non-Employee Director (the “Initial Grant”).

      Subsequent Grants. Each Non-Employee Director will also automatically receive an option to purchase 30,000 shares three business days following the date of each annual meeting of shareholders (a “Subsequent Grant”), provided that he or she is both serving as a Non-Employee Director on that date and has served as a Non-Employee Director for at least the twelve months immediately preceding that date.

      Terms and Conditions of Options. Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

(a) Exercise Price. The exercise price for the shares subject to each option is equal to 100% of the fair market value of the shares on the date of grant. The fair market value is determined by reference to the closing sale price for the Company’s Common Stock on the relevant date.

(b) Exercisability of Options.

(i) Initial Grants. Of the options to purchase 65,000 shares constituting the Initial Grant, 30,000 shares will become exercisable in three equal annual increments beginning on the first anniversary of the applicable grant date, and the remaining 35,000 shares will become exercisable on the first anniversary of the applicable grant date (assuming that he or she remains a Non-Employee Director on each scheduled vesting date). Notwithstanding the foregoing, if an optionee’s service on the Board of Directors terminates due to his or her death, his or her outstanding options will immediately vest in full.

(ii) Subsequent Grants. Each Subsequent Grant will become exercisable as to 100% of the shares subject to the Subsequent Grant on the first anniversary of the applicable grant date

(assuming that he or she remains a Non-Employee Director on each scheduled vesting date). Notwithstanding the foregoing, if an optionee’s service on the Board of Directors terminates due to his or her death, his or her outstanding options will immediately vest in full.

(c) Expiration of Options. Each option generally expires no later than 10 years after the date of grant. If an optionee terminates his or her service on the Board of Directors before his or her option’s normal expiration date, the period of exercisability of the option varies, depending upon the reason for the termination. However, the option may not be exercised later than the original expiration date (except in cases of death, in which case the option would remain exercisable for one year after the date of death).

(d) Nontransferability of Options. Unless otherwise determined by the Committee, options granted under the Director Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

(e) Other Provisions. An option agreement may contain other terms, provisions and conditions not inconsistent with the Director Plan, as may be determined by the Committee.

      Adjustments Upon Changes in Capitalization — Approved Transactions — Control Purchase. Subject to any required action by shareholders, the number and class of shares of the Company’s Common Stock available for issuance under the 2002 Director Plan and the number, class and exercise price of shares subject to outstanding options and future grants of options under the 2002 Director Plan will be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of the Company’s Common Stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of shares of the Company’s Common Stock, or any other increase or decrease in the number of shares of the Company’s Common Stock issued effected without receipt of consideration (with certain restrictions). Each outstanding Option under the 2002 Director Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the Option Agreement evidencing the Option (except to the extent the Option Agreement expressly provides otherwise), in the event of (a) any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation; (b) any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (c) any liquidation or dissolution of the Company; (d) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (e) any transaction (or series of related transactions), consummated without the approval or recommendation of the Board, in which (i) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (ii) any person, corporation or other entity (excluding the Company and any employee benefit plan sponsored by the Company) becomes the direct or indirect beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

      Options to be Granted to Certain Individuals and Groups. The following table sets forth the total number of shares of the Company’s Common Stock subject to options expected to be granted under the Director Plan for fiscal year 2002 if the Director Plan is approved by the shareholders at the Annual Meeting. Because these options have not yet been granted, the average per share exercise price of the options cannot be determined. Under the formula for granting options under the Director Plan, the total number of shares subject to options granted during any fiscal year will depend on a number of factors, including the total number of Non-Employee Directors who serve on the Board of Directors and the number of Non-Employee Directors who commence service on the Board during a particular fiscal year.

Name of	Number of
Individual or Group	Options Granted

Robert Glaser(1)	—
Chairman of the Board and Chief Executive Officer
Lawrence Jacobson(1)	—
President and Chief Operating Officer
Kelly Jo MacArthur(1)	—
Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary
Martin Plaehn(1)	—
Senior Vice President, Media Systems
Carla Stratfold(1)	—
Senior Vice President, North American Sales
Richard Cohen(2)	—
Phil Murphy(2)	—
All current executive officers as a group(1)	—
All current directors who are not executive officers as a group	60,000 (3)
All employees who are not executive officers as a group(1)	—

(1)	The Company’s employees are not eligible to participate in the Director Plan.

(2)	The employment of Messrs. Cohen and Murphy terminated in August 2001.

(3)	Includes options expected to be granted three business days after Annual Meeting to all current Non-Employee Directors who have served on the Board of Directors for the twelve months immediately preceding the grant date, other than Mr. Jacobsen, who will not stand for re-election at the Annual Meeting.

      Federal Income Tax Consequences. The following discussion summarizes certain federal income tax considerations for U.S. taxpayers receiving options under the Director Plan and certain tax effects on the Company, based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, it does not purport to be complete and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the optionee may reside. Tax consequences for any particular individual may be different.

      Options granted pursuant to the Director Plan are “nonstatutory stock options” (that is, options that are not “incentive stock options” as defined in Section 422 of the Code). An optionee does not recognize any taxable income at the time he or she is granted an option under the Director Plan. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price of the option. The Company is generally entitled to a deduction for federal income tax purposes in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period

      Amendment and Termination of the Director Plan. The Board of Directors, in its sole discretion, may amend or terminate the Director Plan, or any part thereof, at any time and for any reason. However, no such amendment or termination may, without the consent of the optionee, alter or impair any rights under any outstanding option.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE 2002 DIRECTOR STOCK OPTION PLAN.

Audit and Related Fees

     Audit Fees

      Audit fees charged to RealNetworks by KPMG LLP for RealNetworks’ 2001 audit of its annual consolidated financial statements included in its Annual Report on Form 10-K and the review of those consolidated financial statements included in its quarterly reports on Form 10-Q totaled $242,944.

     Financial Information Systems Design and Implementation Fees

      RealNetworks did not engage KPMG LLP to provide any services to it regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     All Other Fees

      Fees billed to RealNetworks by KPMG LLP during RealNetworks’ 2001 fiscal year for all other services rendered to RealNetworks included audit related fees of $37,200 and fees for other services of $38,500. The Audit Committee of the Board of Directors has determined that the audit related and other services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Report of the Audit Committee of the Board of Directors

      The following is the report of the audit committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2001, and the notes thereto.

     Review with Management

      The audit committee has reviewed and discussed RealNetworks’ audited financial statements with management.

     Review and Discussions with Independent Accountants

      The audit committee has discussed with KPMG LLP, RealNetworks’ independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of RealNetworks’ financial statements.

      The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from RealNetworks and its related entities) and has discussed with KPMG LLP its independence from RealNetworks.

     Conclusion

      Based on the review and discussions referred to above, the audit committee recommended to RealNetworks’ Board of Directors that RealNetworks’ audited consolidated financial statements be included in RealNetworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

The Audit Committee of the Board of Directors

Edward Bleier
James W. Breyer
Bruce Jacobsen

OTHER BUSINESS

      The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors”, “Report of the Audit Committee of the Board of Directors” and “Performance Graph” and the 2002 Director Stock Option Plan attached to this Proxy Statement as Appendix A shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

      IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

KELLY JO MACARTHUR
Senior Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary

May 2, 2002

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K

FOR THE 2001 FISCAL YEAR, AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE
TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

INVESTOR RELATIONS DEPARTMENT

REALNETWORKS, INC.
P.O. BOX 91123
SEATTLE, WASHINGTON 98111-9223

APPENDIX A

REALNETWORKS, INC.

2002 DIRECTOR STOCK OPTION PLAN

      1. Purposes of the Plan. The purposes of this 2002 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

      All options granted hereunder shall be nonstatutory stock options.

      2. Definitions. As used herein, the following definitions shall apply:

(a) “Annual Meeting” means the Company’s regularly scheduled annual meeting of shareholders, as provided for in the Company’s Bylaws.

(b) “Approved Transaction” means (a) any merger, consolidation or binding share exchange pursuant to which shares of Common Stock are changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction the same proportionate ownership of the common stock of, and the same voting power with respect to, the surviving corporation; (b) any merger, consolidation or binding share exchange in which the persons who hold Common Stock immediately prior to the transaction have immediately following the transaction less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (c) any liquidation or dissolution of the Company; and (d) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock, par value $.001 per share, of the Company.

(f) “Company” means RealNetworks, Inc., a Washington corporation.

(g) “Control Purchase” means any transaction (or series of related transactions), consummated without the approval or recommendation of the Board, in which (a) any person, corporation or other entity (including any “person” as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but excluding the Company and any employee benefit plan sponsored by the Company) purchases any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer; or (b) any person, corporation or other entity (including any “person” as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but excluding the Company and any employee benefit plan sponsored by the Company) becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities).

(h) “Director” means a member of the Board.

(i) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(j) “Effective Date” means the effective date of this Plan as determined in accordance with Section 6.

(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(n) “Option” means a stock option granted pursuant to the Plan.

(o) “Optioned Stock” means the Common Stock subject to an Option.

(p) “Optionee” means a Director who holds an Option.

(q) “Outside Director” means a Director who is not an Employee.

(r) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Plan” means this 2002 Director Option Plan.

(t) “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(u) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

      3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is Seven Hundred Fifty Thousand (750,000) Shares (the “Pool”) of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

      If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

      4. Administration and Grants of Options under the Plan.

      (a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board, or by a compensation committee (the “Committee”) appointed by the Board. No discretion concerning decisions regarding the Plan shall be afforded to any person who is not a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act).

      (b) Procedure for Grants. All grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options.

(ii) Each Outside Director shall be automatically granted an Option to purchase 30,000 Shares (which number shall be subject to adjustment in the manner set forth in Section 10 hereof upon the occurrence of any event described therein) upon the date on which such person first becomes a Director (the “Initial Grant A”), whether through election by the shareholders of the Company or by appointment by the Board to fill a vacancy.

(iii) Each Outside Director shall be automatically granted an Option to purchase 35,000 Shares (which number shall be subject to adjustment in the manner set forth in Section 10 hereof upon the occurrence of any event described therein) upon the date on which such person first becomes a Director (the “Initial Grant B”), whether through election by the shareholders of the Company or by appointment by the Board to fill a vacancy.

(iv) On the third business day following the date of each Annual Meeting during the term of this Plan, each Outside Director who has served as a Director for at least the previous twelve (12) months shall be automatically granted an Option to purchase 35,000 Shares (a “Subsequent Option”), which number shall be subject to adjustment in the manner set forth in Section 10 hereof upon the occurrence of any event described therein.

(v) Notwithstanding the provisions of subsections (ii), (iii) and (iv) hereof, any exercise of an Option granted before the Company has obtained shareholder approval of the Plan in accordance with Section 16 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 16 hereof.

(vi) The terms of Initial Grant A granted hereunder shall be as follows:

(A) the term of the Initial Grant A shall be ten (10) years.

(B) Initial Grant A shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Initial Grant A.

(D) subject to Section 10 hereof, Initial Grant A shall become exercisable in three (3) successive equal annual installments on each of the first three (3) anniversaries of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

(vii) The terms of Initial Grant B granted hereunder shall be as follows:

(A) the term of the Initial Grant B shall be ten (10) years.

(B) Initial Grant B shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Initial Grant B.

(D) subject to Section 10 hereof, Initial Grant B shall become exercisable as to 100% percent of the Shares subject thereto on the first anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such date.

(viii) The terms of a Subsequent Option granted hereunder shall be as follows:

(A) the term of the Subsequent Option shall be ten (10) years.

(B) the Subsequent Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Subsequent Option.

(D) subject to Section 10 hereof, the Subsequent Option shall become exercisable as to 100% percent of the Shares subject to the Subsequent Option on the first anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such date.

(ix) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

      5.  Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 4 hereof. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

      The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

      6.  Term of Plan. The Plan shall become effective upon the later to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

      7.  Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) promissory note, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment approved by the Administrator.

      8.  Exercise of Option.

      (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof; provided, however, that no Options shall be exercisable until shareholder approval of the Plan in accordance with Section 16 hereof has been obtained.

      An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

      Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      (b) Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

      (c) Termination of Status as a Director. Subject to Section 10 hereof, in the event an Optionee’s status as a Director terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option, but only within three (3) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

      (d)     Disability of Optionee. In the event Optionee’s status as a Director terminates as a result of Disability, the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

      (e)     Death of Optionee. In the event of an Optionee’s death, each of the Optionee’s outstanding Options shall accelerate and become immediately vested and exercisable with respect to one hundred percent (100%) of the Shares then subject to each such Option. Each such Option may be exercised by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable by the Board. If no such beneficiary has been designated by the Optionee, then each such Option may be exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. The Option may be exercised in whole or in part by the Optionee’s designated beneficiary, estate or the person or persons who acquire the right to exercise the Option, but only within twelve (12) months following the date of death (but in no event later than the expiration of its ten (10) year term). To the extent the Option is not exercised within the time specified herein, the Option shall terminate.

      9.     Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

      10.     Adjustments Upon Changes in Capitalization—Approved Transactions—Control Purchase.

      (a)     Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares which have been authorized for issuance under the Plan, including Shares as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the number of Shares that may be added annually to the Shares reserved under the Plan (pursuant to Section 3(i)), the number of Shares covered by each outstanding Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be adjusted by the Administrator to reflect any stock split, reverse stock split, spin-off, stock dividend, combination or reclassification , or other change in the corporate structure that affects the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

      (b)     Approved Transaction; Control Purchase. In the event of any Approved Transaction or Control Purchase, each outstanding Option under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby, notwithstanding any contrary vesting schedule in the Option Agreement evidencing the Option (except to the extent the Option Agreement expressly provides otherwise), effective upon the Control Purchase or immediately prior to consummation of the Approved Transaction. In the case of an Approved Transaction, the Company shall provide notice of the pendency of the Approved Transaction, at least fifteen (15) days prior to the expected date of consummation thereof, to each Optionee. Each Optionee shall thereupon be entitled to exercise the Option at any time prior to consummation of the Approved Transaction. Any such exercise as to any portion of the Option that will only become vested immediately prior to the consummation of the Approved Transaction in accordance with the foregoing acceleration provision shall be contingent on such consummation. Any such exercise as to any other portion of the Option will not be contingent on such consummation unless so elected by the Optionee in a notice delivered to the Company simultaneously with the exercise. Upon consummation of the Approved Transaction, all Options shall expire to the extent such exercise has not occurred. Notwithstanding the foregoing, except to the extent otherwise provided in one or more Option Agreements evidencing Options, the Administrator may, in its discretion, determine that any or all outstanding Options will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction and/or will not terminate if not exercised prior to consummation of the Approved Transaction, if the Board or the surviving or acquiring corporation, as the case may be, shall take, or made effective provision for the taking of, such action as in the opinion of the Administrator is equitable and appropriate in order to substitute new Options for such Options, or to assume such Options (which assumption may be effected by any means determined by the Administrator, in its discretion, including, but not limited to, by a cash payment to each Optionee, in cancellation of the Options held by him or her, of such amount as the Administrator determines, in its sole discretion, represents the then value of the Options) and in order to make such new or assumed Options, as nearly as practicable, equivalent to the old Options (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Common Stock may be changed, converted or exchanged in connection with the Approved Transaction.

      11.     Amendment and Termination of the Plan.

      (a)     Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

      (b)     Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

      12.     Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

      13.     Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

      Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      14.     Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      15.     Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

      16.     Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and any stock exchange rules.

      17.     Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington.

      18.     Company’s Rights. The grant of Options pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Glaser and Kelly Jo MacArthur as Proxies, each with the power to act without the other and with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of RealNetworks, Inc. held of record by the undersigned at the close of business on April 8, 2002 at the Annual Meeting of Shareholders to be held on June 6, 2002, or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

(Continued and to be marked, signed and dated on the reverse side)

- FOLD AND DETACH HERE -

You can now access your RealNetworks shareholder account online via Investor ServiceDirect (ISD).

Mellon Investor Services LLC, as agent for RealNetworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: First Time Users — Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web	You are now ready to log in. To access your account please enter your:	You are ready to access your account information. Click on the appropriate button to view or initiate transactions.

screen as follows. You will also need to have your Social Security Number (SSN) available to establish a PIN	• SSN • PIN • Then click on the Submit button	• Certificate History • Book-Entry Information • Issue Certificate • Payment History • Address Change • Duplicate 1099

If you have more than one account, you will now be asked to select the appropriate account and continue.

Investor ServiceDirect is currently only available for domestic individual and joint accounts

• Enter SSN • Enter PIN • Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time.

Please mark your votes as indicated

		FOR	WITHHOLD AUTHORITY
		All nominees listed	to vote for
		(except as withheld)	nominees listed
1.	Election of Directors:

Class 1 Director Nominee: Kalpana Raina

Class 2 Director Nominee: James W. Breyer

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the 2002 Director Stock Option Plan:

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

WITHHOLD AUTHORITY to vote for the following nominee(s):

(write name of any nominee for whom you wish to withhold authority to vote)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, OR AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature (if held jointly)	Date:	, 2002

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- FOLD AND DETACH HERE -

Vote by Mailing this Proxy Card in Advance of the Meeting
OR
Vote by Internet or Telephone
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
Go to:		Telephone
http://www.eproxy.com/RNWK		1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number from this proxy card, located below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.